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                                  Exhibit 11.1

                        Registrant: Raster Graphics, Inc.

                Statement of Computation of Net Income Per Share
                      (In thousands, except per share data)


                                  Three Months Ended     Six Months Ended
                                        June 30,              June 30,
                                  ------------------    ------------------
                                    1997       1996       1997       1996
                                  -------    -------    -------    -------

Net income                        $ 1,320    $   680    $ 2,289    $ 1,132
                                  =======    =======    =======    =======

Weighted average common shares
outstanding                         9,392        664      9,338        632
Common equivalent shares from
  convertible preferred stocks       --        5,449       --        5,449

Common equivalent shares from
  stock options and warrants          681        735        777        750

Shares related to SAB Nos. 55,
  64 and 83                          --          802       --          802
                                  -------    -------    -------    -------
Shares used in computing net
  income per share                 10,073      7,650     10,115      7,633
                                  =======    =======    =======    =======

Net income per share              $  0.13    $  0.09    $  0.23    $  0.15
                                  =======    =======    =======    =======


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